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                                                                EXHIBIT 99(d)(8)


                            FORM OF ESCROW AGREEMENT

Date:
                  -----------------------------------

File No.:
                  -----------------------------------

Escrow Agent:     CHICAGO TITLE INSURANCE COMPANY [or such other agent as
                  determined by SC-PG]

Parties: Security Capital Preferred Growth Incorporated, a Maryland corporation ("SC-PG"), Westfield America Management Limited (ACN 072 780 619), a corporation organized under the laws of New South Wales, Australia ("WAML"), in its capacity as responsible entity and trustee of the Westfield America Trust (Australian Registered Scheme No. 092 058 449), a registered managed investment scheme organized under the laws of New South Wales, Australia ("WAT") and together with SC-PG, the "Parties").

     In connection with the Preferred Stock Transaction Agreement dated February __, 2001 among the Parties, the Parties enter into this Escrow Agreement (the "Agreement") and hereby authorize Escrow Agent to hold monies according to the following terms and conditions:

     1.   The sum to be escrowed is $1,250,000.00 (the "Escrowed Funds").

     2.   The funds are to be held pending satisfaction of the following:

          Upon delivery to the Escrow Agent and WAT by SC-PG of either (i) a letter from SC-PG's independent accountants indicating the maximum amount of money that can be paid at that time to SC-PG without causing SC-PG to fail to meet the REIT Requirements (as hereinafter defined) or (ii) a Total Payment Tax Opinion (as hereinafter defined), in either of such events, the Escrow Agent shall deliver to SC-PG funds from the Escrow account, in the case of 2(i) above, the lesser of the amount of funds remaining in the escrow account and the maximum amount stated in the letter referred to in 2(i) above, or in the case of 2(ii) above, the amount of funds remaining in the escrow account. A "Total Payment Tax Opinion" shall mean a letter from outside counsel of SC-PG indicating that the receipt by SC-PG of the funds held in escrow would not cause SC-PG to fail to meet the REIT Requirements as hereinafter defined. "REIT Requirements" shall mean compliance with Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended. Upon the Escrow Agent's receipt of the letter referred to in 2(i) above or the Total Payment Tax Opinion defined and referred to in

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          2(ii) above, the Escrow Agent shall release the Escrowed Funds or any part thereof to SC-PG pursuant to the written directions and instructions of SC-PG's independent accountants and/or outside counsel directed to and received by the Escrow Agent.

     3. The funds are to be released ONLY upon written notification given by SC-PG in accordance with Paragraph 2 above; PROVIDED, HOWEVER, if any funds remain in Escrow on or after the tenth anniversary of the Closing, the Escrow Agent shall return such funds to WAT, and any obligation of WAT or WAML to reimburse SC-PG for amounts described in Section 2 of the Preferred Stock Transaction Agreement shall terminate.

     4. In the event no written notification is received by Escrow Agent on or before the date cited in Paragraph 3 above, Escrow Agent shall return all remaining funds to WAT, without any recourse or liability to Escrow Agent and without notice to SC-PG. WAT shall have no liability to SC-PG for (i) any loss of the Escrowed Funds or (ii) for any damages resulting from payments by Escrow Agent to SC-PG in excess of the REIT Requirements.

     5. In the event a controversy arises over said funds, Escrow Agent, at its sole discretion, may tender the funds into court for settlement, after deducting its attorney's fees, court costs, and escrow fees, if any, which have accrued.

     6. SC-PG agrees to save and hold Escrow Agent harmless from any liability arising under and as a result of this Escrow Agreement, and the Parties further agree that the Escrow Agent may, at its option, require the receipt, release and authorization in writing of all Parties before paying money or delivering or redelivering documents or property to any Party or to third parties. Escrow Agent shall not be liable for any interest or other charges on the money held by it. Notwithstanding the above, Escrow Agent shall invest said funds in accordance with an agreement to be executed between SC-PG and Escrow Agent and the terms and conditions of said agreement shall become a part of this Escrow Agreement. All interest earned with respect to said funds shall become part of the Escrowed Funds and shall be distributed in accordance with Paragraph 2 of this Agreement. Except as set forth in Paragraph 7(c) below, SC-PG shall be solely responsible for the fees of the Escrow Agent hereunder.

     7. (a) Escrow Agent shall hold possession of and solely keep all of the Escrowed Funds and closing documents subject to the terms and conditions of this Agreement, and shall deliver and dispose of the same according to the terms and conditions hereof, and shall deal with the Parties hereto in relation to the sums and documents so escrowed fairly and impartially according to the intent of the Parties as herein expressed, provided however that Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or right of any persons executing the same.



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          (b) Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without gross negligence. The Parties agree to save and hold Escrow Agent harmless from any loss and from any claims or demands arising out of its actions hereunder and SC-PG hereby agrees to indemnify Escrow Agent from any claims or demands for losses arising out of its activities hereunder, except as set forth in Paragraph 7(c) below.

          (c) It is further understood by the Parties that if, as the result of any disagreement between them or adverse demands and claims being made by any of them upon Escrow Agent, or if Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, such Parties agree that they, jointly and severally, are and shall be liable to Escrow Agent and shall reimburse Escrow Agent on demand for all costs, expenses and counsel fees it shall incur or be compelled to pay by reason of such litigation, including reasonable compensation to Escrow Agent for time expended in connection with any such dispute or litigation. SC-PG and WAT agree among themselves that each shall be responsible to advance one-half of all amounts due Escrow Agent under this Paragraph 7(c), provided that any such advance by the Parties as the result of any dispute or litigation between them shall be without prejudice to their right to recover such amount as damages from the breaching party.

          (d) In taking or omitting to take any action whatsoever hereunder, Escrow Agent shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or bad faith. Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without gross negligence in accordance with the advice of such counsel.

     8. The Parties hereby agree that the funds described above shall be vested in Escrow Agent, and the Parties hereby grant, convey and deposit the funds under the absolute control and possession of Escrow Agent until such time as the funds are disbursed in accordance with the provisions of this Escrow Agreement.

     9. NOTICES. All notices, demands, requests or other communication which may or shall be given or served by any Party to this Agreement upon any other Party to this Agreement shall be given in the same manner as in the Preferred Stock Transaction Agreement, but with notice to Escrow Agent as follows: [to come]

     10. MISCELLANEOUS.

          (a) Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.


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          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligation Laws.

          (c) All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States sitting in the Southern District of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 7, with such service deemed effective on the fifteenth day after the date of such mailing.

     Each party to this Agreement irrevocably waives to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding relating to this Agreement or the transactions contemplated by this Agreement brought in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

     EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (e) The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (f) Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of SC-PG and Indemnitor.

          (g) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       SECURITY CAPITAL PREFERRED
                                       GROWTH INCORPORATED


                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                       Its:              Vice President

                                       WESTFIELD AMERICA TRUST

                                       By:      WESTFIELD AMERICA
                                                MANAGEMENT LIMITED


                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                       Its:


                                       [Escrow Agent]


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